                                                                  EXHIBIT (10)v.

                    SEPARATION AGREEMENT AND GENERAL RELEASE
                    ----------------------------------------



          This Separation Agreement and General Release ("Agreement") is entered into by and between Phillip Dabill ("Dabill") and SUPERVALU INC. ("SUPERVALU").

          WHEREAS, Dabill's duties with SUPERVALU as Executive Vice President, President Retail Services and Corporate Strategies Group shall terminate by mutual agreement effective October 19, 1996;

          WHEREAS, Dabill and SUPERVALU mutually desire to continue Dabill's employment on the terms expressed below until October 18, 1997, at which time his employment shall terminate by mutual agreement; and

          WHEREAS, Dabill and SUPERVALU desire to fully and finally settle all issues, differences and actual and potential claims between them, including, but in no way limited to, any claim that might arise out of Dabill's employment with SUPERVALU and the termination thereof;

          NOW, THEREFORE, in consideration of the mutual promises contained herein, Dabill and SUPERVALU agree as follows:

          1. Dabill hereby resigns from his position with SUPERVALU as Executive Vice President, President Retail Services and Corporate Strategies Group, effective October 19, 1996.

          2. From October 19, 1996 through October 18, 1997, Dabill agrees that he shall remain an employee of SUPERVALU, and shall be available for assignments at the discretion of SUPERVALU's Chief Executive Officer. Dabill agrees to be available for an average of two days per week throughout this period.

          3. Dabill hereby resigns from his employment with SUPERVALU, effective October 18, 1997.

          4. During the period of October 19, 1996 through October 18, 1997, SUPERVALU agrees to continue paying Dabill's base compensation, and to provide Dabill with a company automobile and country club allowance.

          5. It is understood and agreed that Dabill shall be eligible for his pro rata annual and long-term incentive compensation, if earned, through October 19, 1996. It is further understood and agreed that Dabill shall not be eligible for any bonus, annual, or long-term incentive compensation for any period after October 19, 1996.

          6. SUPERVALU agrees to pay Dabill's accrued vacation pay of six weeks, less all customary SUPERVALU deductions, sixteen days following the termination of Dabill's employment on October 18, 1997.

          7. Dabill's rights to benefits under all SUPERVALU benefit plans shall be governed by the terms of those plans.

          8. All other items of compensation not mentioned in paragraphs 4 through 7 above have been resolved, and Dabill shall have no further claim to any other items of compensation or benefits.

          9. Dabill agrees that he was not entitled to all of the payments and benefits outlined in paragraphs 4 through 7 as a result of his employment with SUPERVALU, but that the payments and benefits are being provided as consideration for his acceptance and execution of this Agreement.

          10. As an essential inducement to SUPERVALU to enter into this Agreement, and as consideration for the foregoing promises of SUPERVALU, Dabill agrees as follows:

          (a) Dabill acknowledges that during the course of his employment, he has had access to and gained knowledge of highly confidential and proprietary information and trade secrets, as defined in SUPERVALU's policies. Dabill further acknowledges that the misuse, misappropriation or disclosure of this information could cause irreparable harm to SUPERVALU, both during and after the term of Dabill's employment. Therefore, Dabill agrees that during his employment and at all times thereafter he will not disclose to, or use for the benefit of anyone outside of SUPERVALU, any confidential or proprietary information or trade secrets, except upon SUPERVALU's written consent or as required by Dabill's duties with SUPERVALU.

          (b) Dabill confirms and agrees that SUPERVALU will be substantially harmed if Dabill were to compete with SUPERVALU subsequent to his separation from employment. Therefore, Dabill agrees that for a period of twenty-four (24) months after separation from employment, Dabill will not, within the continental United States, directly or indirectly, own, manage, operate, join, control, be employed by or participate in ownership, management, operation or control of, or be connected in any manner with any business that competes with SUPERVALU in any products which are developed (or in the process of development), sold, licensed or marketed by SUPERVALU, or services which are performed, at the time of separation from employment; or provide consulting services to, or become an employee of, any customer of SUPERVALU as of the date of separation from employment. Dabill shall retain the right to seek the written approval of SUPERVALU's Chief Executive Officer waiving the requirements of this paragraph 10(b) with respect to any particular activity in which Dabill seeks to engage.

     (c) Dabill agrees that he will not either directly, or in concert with others, recruit, solicit or induce, or attempt to induce, any employee or employees of SUPERVALU or any of its affiliates to terminate their employment and/or become associated with another employer. Dabill further agrees that he will not either directly, or in concert with others, solicit, divert or take away or attempt to divert or take away, the business or patronage of any of the customers or accounts which were contacted, solicited or served by those units of SUPERVALU in which Dabill was employed or for which he exercised management responsibilities while employed with SUPERVALU.

     (d) By this Agreement, Dabill and SUPERVALU intend to settle any and all claims which Dabill has or may have against SUPERVALU as a result of Dabill's employment with SUPERVALU and/or the cessation of Dabill's employment with SUPERVALU. For the consideration expressed herein, Dabill hereby releases and discharges SUPERVALU, its officers, employees, agents, assigns, insurers, representatives, counsel, administrators, successors, shareholders, and/or directors from all liability for damages or claims of any kind and agrees not to institute any claim for damages or otherwise, by charge or otherwise, nor authorize any other party, governmental or otherwise, to institute any claim via administrative or legal proceedings against SUPERVALU for any such claims including, but not limited to, any claims arising under or based upon the Minnesota Human Rights Act, Minn. Stat.
          (S)(S) 363.01 et seq.; Title VII of the Civil Rights Act, 42
                        -- ---
          U.S.C. (S)(S) 2000e et seq.; the Age Discrimination in Employment
                              -- ---
          Act, 29 U.S.C. (S)(S) 621 et seq.; or the Americans With
                                    -- ---
          Disabilities Act, 42 U.S.C. (S)(S) 12101 et seq.; and any
                                                   -- ---
          contract, quasi contract, or tort claims, whether developed or undeveloped, arising from or related to Dabill's employment with SUPERVALU, and/or the cessation of Dabill's employment with SUPERVALU. Dabill and SUPERVALU agree that, by signing this Agreement, Dabill does not waive any claims arising after the execution of this Agreement.

     11. Dabill is hereby informed of his right to rescind this Agreement as far as it extends to potential claims under Minn. Stat. (S)(S) 363.01 et seq.
                                                                      -- ---
(prohibiting discrimination in employment) by written notice to SUPERVALU within fifteen (15) calendar days following his execution of this Agreement. To be effective, such written notice must either be delivered by hand or sent by certified mail, return receipt requested, addressed to Mr. Ronald C. Tortelli, SUPERVALU INC., P. O. Box 990, Minneapolis, Minnesota 55440, delivered or post-marked within such fifteen (15) day period. Dabill understands that SUPERVALU will have no obligations under this Agreement in the event such notice is timely delivered and any payments made as of that date by SUPERVALU pursuant to paragraphs 4 through 6, above, shall be immediately repaid by Dabill to SUPERVALU.

     12. Dabill is hereby informed of his right to revoke this Agreement as far as it extends to potential claims under the Age Discrimination in Employment Act, 29 U.S.C. (S)(S) 621 et seq. by informing SUPERVALU of his intent to revoke
                          -- ---
this Agreement within seven

(7) calendar days following his execution of this Agreement. Dabill understands that SUPERVALU will have no obligations under this Agreement in the event such notice is timely delivered and any payments made as of that date by SUPERVALU pursuant to paragraphs 4 through 6, above, shall be immediately repaid by Dabill to SUPERVALU.

     13. Dabill is hereby informed that the terms of this Agreement shall be open for acceptance by him for a period of twenty-one (21) days during which time he may consider whether to accept this Agreement.

     14. The terms of this Agreement shall remain strictly confidential between the parties hereto, and shall not be disclosed to third persons unless required by law.

     15. Dabill understands and agrees that effective October 19, 1996, he is no longer authorized to incur any expenses or obligations or liabilities on behalf of SUPERVALU, except as required in the course of the services he is requested to perform.

     16. Dabill agrees that on or before October 18, 1997 he will return to SUPERVALU any property of SUPERVALU in his possession or control.

     17. Dabill agrees that he will refrain from making any statements, whether written or oral, which are disparaging of SUPERVALU, its directors, officers, employees, agents, or representatives. SUPERVALU agrees that it will refrain from making any statements, whether written or oral, which are disparaging of Dabill.

     18. This Agreement shall not in any way be construed as an admission by SUPERVALU that it has acted wrongfully with respect to Dabill or any other person, or that Dabill has any rights whatsoever against SUPERVALU. SUPERVALU specifically disclaims any liability to, or wrongful acts against, Dabill or any other person, on the part of itself, its directors, its officers, its employees, its representatives or its agents.

     19. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof. Dabill hereby affirms that his rights to payments or benefits from SUPERVALU are specified exclusively and completely in this Agreement. Any modification of, or addition to, this Agreement must be in writing, signed by SUPERVALU and Dabill.

     20. This Agreement is personal to Dabill and may not be assigned by Dabill without the written agreement of SUPERVALU. All payments provided herein to or for the benefit of Dabill and the maintenance of coverages as herein provided, shall be made to his estate and for the benefit of his dependents, heirs and beneficiaries in the event of his death prior to the receipt thereof.

     21. This Agreement constitutes a contract enforceable against either party and shall be construed and enforced in accordance with the laws of the State of
Minnesota.   Nothing contained in this Agreement is intended to violate any applicable law. If any part of this Agreement is construed to be in violation of a state and/or federal law, then that part shall be null and void, but the balance of the provisions of this Agreement shall remain in full force and effect.


     22. Dabill hereby affirms and acknowledges that he has read the foregoing Agreement and that he has hereby been advised to consult with an attorney prior to signing this Agreement. Dabill agrees that the provisions set forth in this Agreement are written in language understandable to him and further affirms that he understands the meaning of the terms of this Agreement and their effect. Dabill represents that he enters into this Agreement freely and voluntarily.

          IN WITNESS WHEREOF, the parties have executed this Agreement by their signatures below.


Dated:  November 1, 1996                /s/ Phillip Dabill
       ------------------               ------------------
                                        Phillip Dabill



Dated:  November 5, 1996                SUPERVALU  INC.
       ------------------


                                        By /s/ Michael Wright
                                           ------------------
                                           Its Chief Executive Officer
                                               -------------------------